EXHIBIT 10.1

                             FINANCIAL ADVISORY AND
                          INVESTMENT ADVISING AGREEMENT

         This Agreement is made and entered into as this ____ day of __________, 1999 by and between Crown Capital Advisors, Inc. ("the Investment Adviser") and iNet Technology Group Incorporated ("the Company"), for the purpose of defining and acknowledging the terms of this Agreement.

         In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EXCLUSIVITY. The Company hereby engages the Investment Adviser on an non-exclusive basis for the term specified in Paragraph Two (2) hereof to render services to the Company as its corporate finance consultant, financial adviser and investment adviser upon the terms and conditions set forth herein.

2. TERM. This Agreement shall be effective for a period of one year, commencing upon the date this contract is executed by both parties and may be extended as the parties shall mutually agree in writing, subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension.

3. SERVICES TO BE PROVIDED. During the term of this Agreement, the Investment Adviser shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that the Investment Adviser shall not be requested to undertake duties not reasonably within the scope of the financial advisory or investment advising services contemplated by this agreement. It is understood and acknowledged by the parties that the value of Investment Adviser's advice is not readily quantifiable, and that Investment Adviser shall be obligated to render advice upon the request of the Company, in good faith, and shall use its best efforts to perform the contemplated duties as set forth herein. Investment Adviser's duties may include, but will not necessarily be limited to, providing recommendations and assisting in the following:

         1. disseminating information about the Company to the investment community at large;

         2. rendering advice and assistance in connection with the preparation of annual and interim reports and press releases;

         3.       assisting in the company's financial public relations;

         4. arranging, on behalf of the Company, at appropriate times, meetings with securities

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                  analysts of investment banking firms;

         5. rendering advice with regard to internal operations, including, but not limited to:

                  1. the formation of corporate goals and their implementation;

                  2. the Company's financial structure and its divisions or subsidiaries;

                  3. securing, when and if necessary and possible, additional financing through banks, insurance companies or other institutions; and

                  4.       corporate organization and personnel;

         6. rendering advice with regard to any of the following corporate finance matters:

                  1.       changes in the capitalization of the Company;

                  2.       changes in the corporate structure;

                  3. redistribution of shareholdings of the Company's stock;

                  4. sales of securities in public or private transactions and the structuring thereof;

                  5.       alternative uses of corporate assets; and

                  6.       structure and use of debt;

         7. rendering advice or assistance with regard to any of the following merger or acquisition activities:

                  1. the acquisition and/or merger of or with other companies;

                  2.       divestiture or any other similar transaction; and

                  3. the sale of the Company itself (or any significant percentage, assets, subsidiaries or affiliates thereof);

         8. rendering advice and/or assistance with regard to bank financing or any other financing from financial institutions or individuals (including but not limited to revolving credit facilities, lines of credits, term loans, rediscounted credit facilities, senior and junior loans, whether collateralized or unsecured, etc.);

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         9.       act as an information agent in connection with any tender
                  offers or share exchange offers;

         10. it is understood by both parties that Investment Adviser will not act as an underwriter or placement agent for the Company's securities.

4. UNDERTAKINGS OF THE COMPANY. In order to facilitate financing, the Company shall afford to the Investment Adviser and its representatives full and complete access to all of its properties and records and the full cooperation of management in the prompt preparation of a confidential placement memorandum containing all of the information the Investment Adviser may deem necessary to effect the successful placement of the transaction.

5. COMPENSATION. In consideration for the services rendered by Investment Adviser to the Company pursuant to this agreement (and in addition to the expenses provided for in Paragraph Seven hereof), the Company shall compensate the Investment Adviser as follows:

         1.       INITIAL RETAINER. None.

         2. INITIAL WARRANTS. At closing of the first transaction, credit facility or equity financing transaction, as contemplated herein, the Company shall issue to the Investment Adviser and/or its designees Warrants to purchase two and one-half percent (2 1/2%) of the Company's fully diluted common stock at a nominal purchase price, and an additional two and one-half percent (2 1/2%) of the Company's fully diluted common stock at a purchase price of $1.00 per share (the "Warrant Option"). All Warrants shall expire five (5) years from the date of issuance and shall have "piggy back" and demand registration rights.

                  1. CASHLESS EXERCISE . In lieu of paying the shares purchase price in cash, the Investment Adviser may, at its option, deliver to the Company for cancellation shares of common stock or other outstanding securities of the Company convertible into the Company's common stock (including rights represented by this Warrant) that have a value equal to the shares purchase price. The determination of value shall be made by agreement between the Holder and the Company, but, failing such agreement, by reference to the trading price of the Company's common stock on the date of exercise.

                  2. The Investment Adviser shall be restricted from liquidiating the Warrants and/or securities acquired from the exercise of said warrants. The Investment Adviser shall not sell within a period of three months more than the greater of (i) one percent of the share of other units of the class outstanding or
                           (ii) the average weekly reported volume of trading for the Company during the four



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                           calendar weeks prior to the sale of the securities or
                           (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system contemplated by Rule 11A(a)3-1 under the Securities Exchange Act of 1934 during the four week period specified in the subdivision (ii) of this paragraph.

                  3. The figures in the initial paragraph labeled Initial Warrants above shall be calculated based on a $25 million transaction figure. If the transaction is less than $25 million, the Warrants issued shall be prorated for the amount raised.

         3. MERGER AND ACQUISITION FEE. If any transaction (as hereinafter defined) is consummated during the Term of this Agreement with any parties, introduced or contacted by the Investment Adviser during the term of this agreement, the Company shall pay at the closing of each such transaction a cash fee equal to the sum of:

                  1. Five percent (5%) of the first fifteen million dollars ($15,000,000) of the aggregate consideration (as herein defined) of a transaction;

                  2. Four percent (4%) of the next ten million dollars ($10,000,000) of the aggregate consideration of a transaction;

                  3. Three percent (3%) of the next ten million dollars ($10,000,000) of the aggregate consideration of a transaction;

                  4. Two percent (2%) of the aggregate consideration over thirty five million dollars ($35,000,000); and

                  5. In no event shall the fee provided for above within this subparagraph be less than $25,000.

         4.       AGGREGATE CONSIDERATION is defined and computed as follows:

                  1. The total sale proceeds and other consideration received (which shall be deemed to include amounts paid into escrow) by the Company and/or its shareholders or by a target and/or its shareholders upon the consummation of the transaction (including payments made in installments), inclusive of cash, securities, notes, consulting agreements and agreements not to compete, plus the total value of liabilities assumed.

                  2. If a portion of such consideration includes contingency payments (whether or not related to future earnings or operations), aggregate consideration will include 75% of the face value of such payment without regard to whether the

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                           conditions for the payment of such contingent amounts
                           have been or may be satisfied.

                  3. If the aggregate consideration for the transaction consists in whole or in part of securities, for the purposes of calculating the amount of aggregate consideration, the value of such securities will be the value thereof on the day preceding the consummation of the transaction as the company and investment adviser agree; provided, in the case of securities for which there is a public trading market, however, the value will be determined by the average last sales price for such securities for the last twenty (20) days prior to such consummation as determined by Investment Adviser and communicated by Investment Adviser to the Company. If there is no public trading market for such securities but securities have been sold in a private placement within the past twenty-four (24) months, the fair market value shall be based upon the gross sales price in the last such private placement. For other property received or receivable as a part of the aggregate consideration and the parties are unable to agree, then each of Investment Adviser and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value and the midpoint between the two values established by the two independent experts will be the fair market value for the purpose hereof.

                  4. For purposes of this agreement, any of the following transactions shall constitute a "transaction":

                           (1) the sale, outside of the ordinary course of business, of the Company or any of its assets, securities, or business by means of a merger, consolidation, joint venture, exchange offer or purchase or sale of stock or assets, or any transaction resulting in any change of control of the Company or its assets or business; or

                           (2) the purchase by the Company, outside of the ordinary course of business, or another company or any of its assets, securities or business by means of a merger, consolidation, joint venture, exchange offer, tender offer or purchase or sale of stock or assets.

                           (3) Notwithstanding the above, the proposed initial transaction involving the public offering of the Company's Securities as described by the Form S-4 filed by Hackney & Miller, P.A., shall be aggregated as a single transaction.

         5. THIRD-PARTY DEBT PLACEMENTS. In the event Investment Adviser provides introduction

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                  to a lender originating a debt facility, inclusive of
                  revolving credit facilities, lines of credits, term loans, rediscounted credit facilities, senior and junior loans, whether collateralized or unsecured, etc., (the "credit facility") with a bank or other institutional lender (the "lending source"), the Company will pay Investment Adviser a fee of two percent (2%) of the maximum amount of the Credit Facility. In the event Investment Adviser is involved in arranging an increase in a Credit Facility, the Company will pay Investment Adviser a fee of two percent (2%) of the increase from the maximum amount of the existing Credit Facility to the maximum amount of the new Credit Facility. In no event, however, shall the fee provided for within this subparagraph be less than $25,000.

         6. STRATEGIC ALLIANCES AND PARTNERSHIPS. In the event Investment Adviser introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company agrees to pay a fee of two percent (2%) of total sales generated directly from this introduction during the first five (5) years following the date of the first sale. Total sales shall mean cash receipts less any applicable refunds, returns, allowances, credits and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made or threatened against the Company. Commission payments shall be paid on the 15th day of each month following the receipt of customers' payment. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit against future payments due under this Agreement.

         7. FAIRNESS OPINIONS, VALUATIONS AND OTHER SERVICES. Fees and expenses payable to Investment Adviser with regard to fairness opinions, valuations, and services not specifically set forth herein will be determined by mutual agreement in writing at such time as the nature and terms of such transactions are determined.

6. PAYMENT OF FEES. All fees to be paid pursuant to this Agreement are due and payable to the Investment Adviser in cash at the closing or closings of any transaction as specified in Paragraph Three hereof. The Company hereby irrevocably authorizes and instructs third party funding sources, including Lending Sources and private equity groups, (the "Funding Sources"), to pay directly to Investment Adviser cash sums provided for in Paragraph Five above and further authorizes Investment Adviser to notify the Funding Sources of this provision and the terms of this agreement for purposes of this provision and payment of the sums due under Paragraph Five of this Agreement. The Company agrees that Investment Adviser is a direct beneficiary of any eventual financing agreement between the Company and the Funding Sources. The Company hereby expressly agrees that in the event any dispute or disagreement arises with respect to the payment to Investment Adviser under this agreement, that the Financing Sources shall immediately place all disputed sums in an interest bearing Escrow account pending resolution of the dispute. The Company hereby irrevocably authorizes and instructs the Funding Sources to escrow such disputed sums. The Company

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         further agrees that any sums due under this agreement which are not in dispute shall not be escrowed, but shall be paid upon closing to Investment Adviser by the Funding Sources as provided for under the terms of this Agreement.

7. CONTINUING OBLIGATION. In the event that this agreement shall not be renewed or if terminated for any reason notwithstanding any such renewal or termination, Investment Adviser shall be entitled to a full fee as provided under Paragraph Five hereof, for any transaction for which the discussions were initiated during the term of this agreement and which is consummated within a period of twelve (12) months after non-renewal or termination of this agreement.

8. EXPENSE REIMBURSEMENT. In addition to the compensation payable hereunder, and regardless whether any transaction set forth in Paragraph Three or Five hereof is proposed or consummated, the Company shall reimburse Investment Adviser for all fees and disbursements of Investment Adviser's counsel, travel and out of pocket expenses incurred in connection with the services performed by Investment Adviser pursuant to this Agreement, including without limitation, hotel, food and associated expenses, telephone calls and legal expenses. Any travel, accommodations or consultant fees in excess of $2,000 shall be approved in advance by the Company.

9. CONFIDENTIALITY. The Company acknowledges that all opinions and advice (written or oral) given by the Investment Adviser to the Company in connection with Investment Adviser's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of the Investment Adviser to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Investment Adviser, or use Investment Adviser's name in any annual reports or any other reports or releases of the Company without Investment Adviser's prior written consent.

10. INDEPENDENT CONTRACTOR. The Company acknowledges that the Investment Adviser is in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Investment Adviser in conducting such business with respect to others, or in rendering such advice to others. Investment Adviser shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Investment Adviser shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

11. RELIANCE. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, the Investment Adviser will use and rely on data, material

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         and other information furnished to Investment Adviser by the Company.
         The Company acknowledges and agrees that in performing its services under this engagement, Investment Adviser may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

12. NOTICES. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

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Malcolm Roy, President                 Crown Capital Advisors, Inc.
iNet Technology Group Incorporated     Admiralty Tower Two
326 Green Acres Road                   4400 PGA Boulevard
Fort Walton Beach, FL  32547           Suite 307
(850) 862-1922                         Palm Beach Gardens, FL 33410
                                       (561) 625-4685 (fax)

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13.      INDEMNIFICATION. Investment Adviser and the Company have entered into a separate letter agreement dated the date hereof ("the indemnity letter") proving for the indemnification of Investment Adviser by the Company in connection with Investment Adviser's engagement hereunder.

14. COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

15. ASSIGNABILITY AND MODIFICATION. This agreement is not assignable and cannot be modified or changed, nor can any of its provisions be waived, except by the mutual agreement in writing of all parties.

16. GOVERNING LAW. This agreement shall be governed by the laws of the State of Florida.

17. SEVERABILITY. Each paragraph, term or provision of this agreement shall be considered severable and if, for any reason, any paragraph, term or provision is determined to be invalid or contrary to any existing or future law or regulation, such will not impair the operation, or effect the remaining portions, of this agreement.

18. DISPUTE RESOLUTION. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this agreement (a "controversy") shall be submitted to a nationally recognized arbitration association, such as the American Arbitration Association, for final binding arbitration, which

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         shall be conducted by a single arbitrator (the "arbitrator") in West
         Palm Beach, Florida, pursuant to the American Arbitration Association Rules ("the rules"). Notwithstanding anything to the contrary contained in the Rules, the Arbitrator shall not award consequential, exemplary, incidental, punitive or special damages.

         If any part shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. Arbitrator may award the prevailing party its costs for the arbitration proceeding; including its reasonable attorneys' fees and costs. The parties agree that the decision and award of the Arbitrator shall be taken, but that such award or decision may be entered as a judgement and enforced in any court having jurisdiction over the party against whom enforcement is sought. Any equitable relief awarded under this paragraph shall be dissolved upon issuance of the Arbitrator's decision and order.

         Notwithstanding the provisions for dispute resolution, in the event of a breach or threatened breach by any party to this agreement, either party shall be entitled in order to maintain the status quo and pending the outcome of any arbitration pursuant to this agreement, seek an injunction or similar equitable relief restraining either party, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed without the necessity of showing that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the Federal district courts for the Southern District of Florida, and the Florida state courts located in 15th Circuit Court for any proceedings under this paragraph. The parties agree that the availability of arbitration in the agreement shall not be used by any party as grounds for the dismissal of an injunctive action instituted by the other party.

Agreed to and accepted by:

________________________________________       ________________________________
For iNet Technology Group Incorporated         For Crown Capital Advisers, Inc.

________/__________/__________                 ________/__________/____________
Date                                                          Date

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